Exhibit 4.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION OF ANY PORTION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, NEITHER THIS NOTE NOR ANY SUCH SECURITIES, NOR ANY INTEREST IN ANY THEREOF, MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

XPRESSPA HOLDINGS, LLC

SECOND AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

$7,000,000.00	July 8, 2019
New York, New York

FOR VALUE RECEIVED, XPRESSPA HOLDINGS, LLC, a Delaware limited liability company (the “Company”), promises to pay to B3D, LLC, a North Carolina limited liability company (as assignee and successor in interest to ROCKMORE INVESTMENT MASTER FUND LTD.) (the “Lender”), or its registered and permitted assigns, in lawful money of the United States of America the principal sum of Seven Million and No/100 Dollars ($7,000,000.00), or, if less, the then outstanding principal amount of the Loan, together with interest thereon as hereinafter provided. This Note evidences the Loan made to the Company under that certain Credit Agreement dated April 22, 2015, as amended by the First Amendment to Credit Agreement and Waiver dated as of August 8, 2016, and as amended by a Second Amendment to Credit Agreement dated as of May 10, 2017, and as amended by a Third Amendment to Credit Agreement dated as of May 11, 2018, and as amended by a Fourth Amendment to Credit Agreement dated and as of the date hereof (as further amended, restated, amended and restated, extended, renewed, replaced, supplemented or otherwise modified from time to time, collectively, the “Credit Agreement”) between the Company and the Lender. The Company shall pay such principal amount on the Maturity Date, whether at maturity, by acceleration or otherwise.

Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement.

The Company further promises to pay interest to the Lender on the unpaid principal amount hereof from time to time outstanding from and including April 22, 2015 until paid in full (both before and after judgment and both before and after the occurrence of an Event of Default) at the rates and on the dates determined in accordance with, and calculated in the manner set forth herein and in the Credit Agreement. In no event shall interest exceed the maximum interest rate permitted by applicable law. This Note is secured by the Collateral defined in the Loan Documents

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day (except as otherwise provided in the Credit Agreement) and such extension of time shall be included in the computation of the amount of interest due hereunder.

This Note is the Note referred to in the Credit Agreement and shall be entitled to the benefit of all terms and conditions of, and the security of all security interests, liens and rights granted under or in connection with, the Credit Agreement and the other Loan Documents, and is subject to optional prepayment as provided therein. Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided herein or in the Credit Agreement.

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1.         Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)       “Black Scholes Value” means, upon the voluntary prepayment of all or a portion of this Note, the value of the amount subject to prepayment, based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg Financial Markets (“Bloomberg”) determined as of the day immediately preceding such voluntary prepayment, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Note as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately preceding the voluntary prepayment, (iii) the VWAP of the Prepaid Conversion Amount, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(b)       “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or permitted by law to close.

(c)       “Common Stock” means the common stock of the Parent, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(d)       “Common Stock Equivalents” means any securities of the Parent or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

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(e)       “Company” includes the limited liability company initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note, with Lender’s prior written approval, at Lender’s sole discretion.

(f)       “Conversion” shall have the meaning ascribed to such term in Section 7.

(g)       “Conversion Date” shall have the meaning set forth in Section 7(a).

(h)       “Conversion Price” shall have the meaning set forth in Section 7(b).

(i)        “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

(j)        “Dilutive Issuance” shall have the meaning set forth in Section 8(e).

(k)       “Credit Agreement” has the meaning specified in the introductory paragraph hereof.

(l)        “Event of Default” has the meaning specified in the Credit Agreement.

(m)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n)       “Exempt Issuance” means the issuance of (a) shares of Common Stock and options to officers, directors, employees or consultants of the Parent after the Note hereof pursuant to plans approved by the shareholders of the Parent and which issuances are approved by a majority of the independent members of a committee of the board of directors, (b) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Note, provided that such securities and any term thereof have not been amended since the date of this Note to increase the number of such securities or to decrease the issue price, exercise price, exchange price or conversion price of such securities and which securities and the principal terms thereof are described in the reports, schedules, forms, statements and other documents required to be filed by the Parent under the Securities Act and the Exchange Act, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Parent, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Parent and shall be intended to provide to the Parent substantial additional benefits in addition to the investment of funds, but shall not include a transaction in which the Parent is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) up to 25,000 shares of Common Stock, (e) securities as payment for investment banking services provided to the Parent, (f) securities issued to third party vendors as payment for goods or services, (g) securities issued to the Parent’s Airport Concession Disadvantaged Business Enterprise partners up to a number of shares of Common Stock equal in value, upon the issuance thereof, to $150,000, for each Airport Concession Disadvantaged Business Enterprise partner to whom they are issued, (h) securities issued or issuable to the Lender, and their assigns pursuant to the Credit Agreement, or the Notes, or upon exercise, conversion or exchange of any such securities and (i) securities issued or issuable pursuant to that certain letter agreement dated as of July 8, 2019 relating to the Company’s outstanding Class B Warrants and the potential issuance of new “reload” warrants.

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(o)       “Fundamental Transaction” shall have the meaning set forth in Section 8(e).

(p)       “Interest Deferment Date” shall mean the earlier of (i) October 7, 2019 and (ii) the date on which Shareholder Approval is obtained.

(q)       “Lender” shall mean the Person specified in the introductory paragraph of this Note or, subject to the terms and conditions of the Credit Agreement, any Person who shall at the time be the registered Lender of this Note.

(r)        “Notice of Conversion” shall have the meaning set forth in Section 7(a).

(s)       “Original Effective Date” shall mean April 22, 2015.

(t)        “Parent” shall mean XpresSpa Group, Inc., a Delaware corporation.

(u)       “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(v)       “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)       “Shareholder Approval”. The consent of the Parent’s shareholders pursuant to Nasdaq Listing Rule 5635(d) that is required for the issuance of all the shares of its Common Stock that could be issued pursuant to Section 2 and Section 7.

(x)       “Trading Day” means a day on which the principal Trading Market is open for trading.

(y)       “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

(z)       “Variable Rate Transaction” means (i) any equity line of credit (which shall include any transaction involving a written agreement between the Parent and an investor or underwriter whereby the Parent has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula) or similar agreement or (ii) any floating or variable priced equity linked instruments (which shall include (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock or Common Stock Equivalents or any of the foregoing at a price that can be reduced either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Parent’s Common Stock since date of initial issuance, or upon the issuance of any debt, equity or Common Stock Equivalent, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Parent is required or has the option to (or any investor in such transaction has the option to require the Parent to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions).

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(aa)      “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if any of the NASDAQ markets or exchanges is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to Lender, the fees and expenses of which shall be paid by Lender.

2.         Interest.

(a)       This Note shall bear interest at the rate of 9.00% per annum. Except as provided in Section 2(b) and in Section 2(c) below, interest only on the Loan shall be calculated on a monthly basis, which shall be payable in arrears on the last Business Day of each month (the “Monthly Interest”). All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)       Notwithstanding Section 2(a) above, from the date hereof until the Interest Deferment Date, the Monthly Interest shall continue to accrue, shall be compounded monthly, and all unpaid amounts thereof shall be due and payable on the Interest Deferment Date.

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(c)       At Company’s option, exercisable in writing by notice to the Company at any time, (i) not more than thirty (30) but not less than five (5) Business Days, prior to the Interest Deferment Date, at Company’s sole discretion, all or any portion of the Monthly Interest that is payable on the Interest Deferment Date, or (ii) after the Interest Deferment Date, not more than twenty-one (21) days but not less than five (5) Business Days, prior to the date upon which each payment of Monthly Interest is due, at Company’s sole discretion, all or any portion of the Monthly Interest that is payable on such payment date (in each case, the “Share Portion”), shall be paid by way of issuance of duly authorized, validly issued, fully paid and non-assessable and tradeable shares of Common Stock (such number of Common Stock to be issued instead of cash payment, the “Interest Share Amount”). Notwithstanding anything to the contrary contained in this Section 2(b), until the Shareholder Approval is obtained, the Monthly Interest on $500,000 of the principal of this Note, shall be payable by cash payment alone in accordance with Section 2(a) and may not be included in the Share Portion. The Interest Share Amount will be determined by dividing the amount of the Share Portion set forth in Lender’s exercise notice by a price per share of Common Stock equal to ninety percent (90%) of the VWAP on the Trading Date immediately preceding the date of the exercise notice (the “Initial Interest Share Price”). The Parent shall deliver to Lender certificates evidencing the Interest Share Amount within two (2) Business Days after the date of the exercise notice. If ninety percent (90%) of the average VWAP for the 30 Trading Days prior to and including the Interest Deferment Date or, if the Interest Deferment Date is not a Trading Day, on the next succeeding Trading Day (such price, the “Make Whole Price”), is less than the Initial Interest Share Price, then the Lender shall be entitled to additional shares of Common Stock as partial (and additional) payment of the Interest Share Amount (such shares, the “Make Whole Shares”). The quantity of Make Whole Shares will be determined by (y) dividing the amount of the Share Portion set forth in Lender’s exercise notice by the Make Whole Price, and (z) subtracting therefrom the Interest Share Amount. The Parent shall deliver to Lender certificates evidencing the Make Whole Shares within two (2) Business Days after the Interest Deferment Date. The Lender shall have the same rights and remedies with respect to the delivery of any such Interest Share Amount and the Make Whole Shares as if such shares were being issued pursuant to a voluntary conversion pursuant to Section 7(a). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Company shall not be permitted to pay Monthly Interest in shares of Common Stock until Shareholder Approval has been obtained.

(d)       All Monthly Interest arising and accruing from and after the Interest Deferment Date, shall be paid in accordance with Section 2(a) above (except as set forth in Section 2(c) above).

3.         Default Rate. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, then, so long as such Event of Default is continuing, all principal of this Note and each fee and other amount then due and payable by the Company hereunder or under the Credit Agreement (whether at the stated maturity thereof, by acceleration or otherwise) shall bear interest at a rate per annum equal to six percent (6.00%) plus the rate otherwise applicable to this Note.

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4.         Voluntary Prepayments. The Company may, at its option, prepay this Note in full or in part at any time and from time to time by notifying the Lender in writing not later than the date of such prepayment specifying the principal amount of this Note to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified. Each partial prepayment of this Note pursuant to this Subsection shall be in an aggregate principal amount of $100,000 or an integral multiple of $50,000 in excess thereof, or, if less than $100,000, the outstanding principal balance of this Note. In the event the Company prepays this Note in full before the date that is fifteen (15) Business Days prior to the Maturity Date, the Company shall pay a premium equal to the greater of (i) four percent (4%) or (ii) the Black Scholes Value of the outstanding principal amount subject to such prepayment. Notwithstanding anything to the contrary in the foregoing or in any other Loan Document, there shall be no premium or penalty payable by the Company in the event that the Company either (y) prepays this Note in full on or after the date that is fifteen (15) Business Days prior to the Maturity Date and before the Maturity Date or (z) repays this Note in full on the Maturity Date. Simultaneously with each prepayment of this Note, the Company shall prepay all accrued and unpaid interest on the amount prepaid through the date of prepayment. If no Event of Default exists and if the proceeds arising out of any insurance claim or series of related claims do not exceed $250,000, loss payments in each instance will be applied by the applicable Credit Party to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied, shall be payable to the applicable Credit Party; provided, however, that payments received by any Credit Party after an Event of Default occurs and is continuing or in excess of $250,000 for any occurrence or series of related occurrences shall be paid to the Lender for itself and on behalf of the secured parties under the Security Agreement and, if received by such Credit Party, shall be held in trust for the secured parties under the Security Agreement and immediately paid over to the Lender unless otherwise directed in writing by the Lender.

5.         Events of Default.

Each of the following shall constitute an "Event of Default" hereunder:

(a)       The failure of the Company to make any payment of principal on the Loan on the date when due and payable; or

(b)       The failure of the Company to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document which failure shall have continued unremedied for a period of three Business Days after the date when due and payable; or

(c)       The failure of the Company or the Parent to observe or perform any covenant or agreement contained in Article 7 of the Credit Agreement; or

(d)       The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party, which failure shall have continued unremedied for a period of 30 days after the occurrence thereof; or

(e)       Any representation, warranty, certification or statement made by any Credit Party (or any of its officers) in any Loan Document to which it is a party, or in any certificate, financial statement or other document delivered or to be delivered by it pursuant thereto, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(f)       (i) Any Indebtedness of the Company, the Parent or any Subsidiary Guarantor (other than its obligations hereunder) in an amount in excess of $100,000, whether as principal, guarantor, surety or other obligor (x) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (y) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any obligation referred to in clause (i) of this Subsection (f) shall have the right to declare such obligation due and payable prior to the expressed maturity thereof; or

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(g)       The Company, the Parent or any Subsidiary Guarantor shall (i) except as permitted by Section 7.03 or 7.07 of the Credit Agreement, suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in, any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Company or any Subsidiary Guarantor; or

(h)       (i) An order for relief is entered under the United States bankruptcy laws, or (ii) any other decree or order is entered by a court having jurisdiction (A) adjudging the Company, the Parent or any Subsidiary Guarantor bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Company, the Parent or any Subsidiary Guarantor under the United States bankruptcy laws or any other applicable Federal or state law, (C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company, the Parent or any Subsidiary Guarantor or of any substantial part of the Property thereof, or (D) ordering the winding up or liquidation of the affairs of the Company, the Parent or any Subsidiary Guarantor, and any such decree or order under this clause (ii) continues unstayed and in effect for a period of 60 days; or

(i)       Judgments or other orders for the payment of money aggregating in excess of $150,000 shall be rendered against the Company or any Subsidiary Guarantor and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

(j)       Any Loan Document shall cease, for any reason, to be in full force and effect, or the Company or any obligor thereunder shall so assert in writing or shall disavow any of its obligations thereunder or hereunder; or

(k)       An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l)       A Material Adverse Change shall have occurred; or

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(m)     A Change in Control shall have occurred; or

(n)      A Change in Management shall have occurred; or

(o)      Parent does not meet the current public information requirements under Rule 144; or

(p)      Parent shall fail for any reason to deliver certificates to the Lender evidencing the Interest Share Amount pursuant to Section 2(b), or Parent shall provide at any time notice to the Lender, including by way of public announcement, of Parent’s intention to not honor such obligation in accordance with the terms hereof; or

(q)      Parent shall fail for any reason to deliver certificates to the Lender prior to the fifth Trading Day after a Conversion Date pursuant to Section 7(c) or Parent shall provide at any time notice to the Lender, including by way of public announcement, of Parent’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof; or not

(r)       an event resulting in the Common Stock of the Parent no longer being listed or quoted on a Trading Market, or notification from a Trading Market that the Parent is not in compliance with the conditions for such continued quotation and such non-compliance continues for twenty (20) days following such notification; or

(s)       a Commission or judicial stop trade order or suspension from the Parent’s principal Trading Market; or

(t)       the Parent effectuates a reverse split of its Common Stock without ten (10) days prior written notice to the Lender.

6.        Remedies.

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in Section 8.01(g) or Section 8.01(h) of the Credit Agreement, (i) the Loan, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, (ii) the Commitment shall immediately terminate and (iii) the Lender may exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) the Lender may by notice to the Company, (x) declare the Loan, all accrued and unpaid interest thereon and all other amounts owing under any Loan Documents to be due and payable, whereupon the same shall immediately become due and payable, and (y) declare the Commitment to be immediately terminated, and (ii) the Lender may exercise any and all remedies and other rights provided in the Loan Documents, presentment, demand, protest and all other notices of any kind being in each case hereby expressly waived by the Company.

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7.         Conversion.

(a)       Voluntary Conversion. At any time after the receipt of Shareholder Approval until this Note is no longer outstanding, all or any portion of the outstanding principal amount of this Note, plus any accrued and unpaid interest on such amount that is outstanding on the Conversion Date shall be convertible, in whole or in part, into shares of Common Stock at the option of the Lender, at any time and from time to time (subject to the conversion limitations set forth in Section 7(d) hereof). The Lender shall effect conversions by delivering to Parent a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note and accrued interest, if any, to be converted and the date on which such conversion shall be effected (each such date, a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Lender shall not be required to physically surrender this Note to Parent unless the entire principal amount of this Note has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Lender and Parent shall maintain records showing the principal amount(s) converted and the date of such conversion(s). Parent may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Lender shall be controlling and determinative in the absence of manifest error. The Lender, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)       Conversion Price. The conversion price for the principal and interest, if any, in connection with voluntary conversions by the Lender pursuant to clause (a) above shall be two dollars ($2.00) per share of Common Stock, subject to adjustment herein (the “Conversion Price”).

(c)       Mechanics of Conversion.

(i)       Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the amount to be converted plus interest, if any, elected by the Lender to be converted by (y) the Conversion Price.

(ii)       Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), Parent shall deliver, or cause to be delivered, to the Lender a certificate or certificates representing the Conversion Shares, which, on the Share Delivery Date shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of this Note. Parent shall use its best efforts to deliver any certificate or certificates required to be delivered by Parent under this Section 7(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(iii)       Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Lender by the Share Delivery Date, the Lender shall be entitled to elect by written notice to Parent at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event Parent shall promptly return to the Lender any original Note delivered to Parent and the Lender shall promptly return to Parent the Common Stock certificates issued to such Lender pursuant to the rescinded Conversion Notice.

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(iv)       Obligation Absolute; Partial Liquidated Damages. Parent’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Lender to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Lender or any other Person of any obligation to Parent or any violation or alleged violation of law by the Lender or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of Parent to the Lender in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by Parent of any such action Parent may have against the Lender. In the event the Lender of this Note shall elect to convert any or all of the outstanding principal amount hereof, Parent may not refuse conversion based on any claim that the Lender or anyone associated or affiliated with the Lender has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Lender, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and Parent posts a surety bond for the benefit of the Lender in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Lender to the extent it obtains judgment. In the absence of such injunction, Parent shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If Parent fails for any reason to deliver to the Lender such certificate or certificates pursuant to Section 7(c)(ii) by the Share Delivery Date, Parent shall pay to the Lender, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages being to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Lender rescinds such conversion. Nothing herein shall limit a Lender’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 hereof for Parent’s failure to deliver Conversion Shares within the period specified herein and the Lender shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Lender from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(v)       Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Lender, if Parent fails for any reason to deliver to the Lender such certificate or certificates by the Share Delivery Date pursuant to Section 7(c)(ii), and if after such Share Delivery Date the Lender is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Lender or Lender’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Lender of the Conversion Shares which the Lender was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then Parent shall (A) pay in cash to the Lender (in addition to any other remedies available to or elected by the Lender) the amount, if any, by which (x) the Lender’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Lender was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Lender, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Lender the number of shares of Common Stock that would have been issued if Parent had timely complied with its delivery requirements under Section 7(c)(ii). For example, if the Lender purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, Parent shall be required to pay the Lender $1,000. The Lender shall provide Parent written notice indicating the amounts payable to the Lender in respect of the Buy-In and, upon request of Parent, evidence of the amount of such loss. Nothing herein shall limit a Lender’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Parent’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(vi)      Reservation of Shares Issuable Upon Conversion. Parent covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Lender (and the other holders of the Notes), not less than 125% of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding principal amount of this Note and interest which has accrued and would accrue on such principal amount assuming such principal amount was not converted through the Maturity Date. Parent covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vii)     Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Lender would otherwise be entitled to purchase upon such conversion, Parent shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(viii)    Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Lender hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, Parent shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Lender of this Note so converted and Parent shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Parent the amount of such tax or shall have established to the satisfaction of Parent that such tax has been paid. Parent shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

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8.         Certain Adjustments.

(a)       Stock Dividends and Stock Splits. If Parent, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Parent upon conversion of the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Parent, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Parent) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)       Subsequent Equity Sales. If, at any time while this Note is outstanding, the Parent or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire Common Stock at an effective price per share that is lower than the Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price, subject to adjustment for reverse and forward stock splits and the like. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 8(b) in respect of an Exempt Issuance. If the Parent enters into a Variable Rate Transaction, the Parent shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. Notwithstanding anything herein to the contrary, this Section 8(b) shall not apply until receipt of the Shareholder Approval pursuant to Nasdaq Listing Rule 5635(d) unless the Parent is not then subject to Nasdaq Listing Rule 5635(d). The Company and the Parent shall notify the Lender in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 8(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Parent provides a Dilutive Issuance Notice pursuant to this Section 8(b), upon the occurrence of any Dilutive Issuance, the Lender is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Lender accurately refers to the Base Conversion Price in the Notice of Conversion.

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(c)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Sections 8(a) and (b) above, if at any time Parent grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Lender will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Lender could have acquired if the Lender had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, if any) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d)      Pro Rata Distributions. During such time as this Note is outstanding, if Parent shall declare or make any dividend whether or not permitted, or makes any other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Lender shall be entitled to participate in such Distribution to the same extent that the Lender would have participated therein if the Lender had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof, if any) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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(e)       Fundamental Transaction. If, at any time while this Note is outstanding, (i) Parent, directly or indirectly, in one or more related transactions effects any merger or consolidation of Parent with or into another Person, (ii) Parent, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Parent or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) Parent, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) Parent, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Lender shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of Parent, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and Parent shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Lender shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. Parent shall cause any successor entity in a Fundamental Transaction in which Parent is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of Parent under this Note, the Credit Agreement, the Security Agreement, the Parent Guaranty, and the other Loan Documents (as defined in the Credit Agreement) in accordance with the provisions of this Section 8(e) pursuant to written agreements in form and substance reasonably satisfactory to the Lender and approved by the Lender (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Lender in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Lender. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Parent” shall refer instead to the Successor Entity), and may exercise every right and power of Parent and shall assume all of the obligations of Parent under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as Parent herein.

(f)       Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of Parent) issued and outstanding.

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(g)       Notice to the Lender.

(i)       Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, Parent shall promptly deliver to each Lender a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)       Notice to Allow Conversion by Lender. If (A) Parent shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) Parent shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) Parent shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of Parent shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Parent is a party, any sale or transfer of all or substantially all of the assets of Parent, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) Parent shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Parent, then, in each case, Parent shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Lender at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding Parent or any of the Subsidiaries, Parent shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Lender shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(h)       Nasdaq Approval. Until the Parent receives the approval of its shareholders for the issuance of the Conversion Shares pursuant to Nasdaq Listing Rule 5635(d) and for so long as such requirement is applicable to the Parent, the Parent may not issue any Interest Share Amount in violation of such Listing Rule nor additional Conversion Shares resulting from a Dilutive Issuance in excess of the amount of Conversion Shares issuable prior to the reduction of the Conversion Price due to the Dilutive Issuance adjustment.

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9.         [Reserved]

10.       Lender Voting Rights; Rights to Receive Distributions. Except as otherwise specifically provided herein, prior to the issuance to the Lender of the Conversion Shares to which the Lender is then entitled to receive upon the due exercise of the Conversion Right, the Lender shall not be entitled to vote or receive distributions or dividends or be deemed the holder of Common Stock of the Parent for such purposes, nor shall anything contained herein be construed to confer upon the Lender, as such, any right to vote, give or withhold consent to any action, receive notice of meetings or other actions by stock holders of Parent, receive distributions, dividends or subscription rights, or otherwise. In addition, nothing contained herein shall be construed as imposing any liabilities on the Lender to purchase any securities (upon exercise of the Conversion Right or otherwise) or as a stockholder of the Parent, whether such liabilities are asserted by the Company or by creditors of the Parent or the Company. Notwithstanding this Section 10, the Parent shall provide the Lender with copies of the same notices and other information given to the stockholders of the Parent generally, contemporaneously with the giving thereof to its stockholders.

11.       Successors and Assigns. Subject to the restrictions on transfer described in Sections 13 and 14 hereof, the rights and obligations of the Company and Lender shall be binding upon and benefit the successors, permitted assigns and transferees of the parties.

12.       Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Lender.

13.       Transfer of this Note by Lender. Subject to the transfer conditions referred to in the legend endorsed hereon, this Note may be transferred by Lender only in accordance with Section 9.03 of the Credit Agreement.

14.       Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Lender.

15.       Notices. All notices, requests, demands, consents, instructions or other communications pursuant to this Note shall be in writing, either by letter (delivered by nationally recognized overnight courier service or sent by registered or certified mail, return receipt requested), facsimile transmission or other electronic means to each party at the respective addresses, facsimile numbers and email addresses of the parties as set forth in the Credit Agreement. Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is sent by facsimile transmission or other electronic means to such party at its facsimile number or email address specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by a nationally recognized overnight courier service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail. Any party hereto may change the Person, address or facsimile number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

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16.       Payment. Payment shall be made in lawful tender of the United States.

17.       Expenses. If action is instituted to collect this Note after the occurrence of any Event of Default, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action, in each case to the extent required by Section 9.06 of the Credit Agreement.

18.       Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

19.       Amendment and Restatement of Existing Note. This Note amends and restates that certain Amended And Restated Promissory Note issued to the Lender by the Company on August 8, 2018 in the original principal amount of $6,500,000 (the “Existing Note”) in its entirety. Upon the issuance of this Note, the Existing Note shall be deemed superseded by this Note without any further action by the Lender or the Company. The indebtedness evidenced by the Existing Note is continuing indebtedness, and nothing in this Note shall be deemed to constitute a payment, settlement or novation of the Existing Note, or the release of, or otherwise adversely affect any lien or security interest securing such indebtedness or any rights of Lender against the undersigned, or any guarantor of this Note or the Existing Note. Upon receipt of this Note Lender, at the Company’s request shall surrender the Existing Note to the Company. All of the obligations of the Company and all Guarantors and the Parent shall, from and after execution and delivery of this Note by the Company, continue in full force and effect as set forth herein.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

XPRESSPA HOLDINGS, LLC

By:
Name:	Douglas Satzman
Its:	President

[Signature Page to 2nd Amended & Restated Convertible Promissory Note]

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[FORM OF NOTICE OF CONVERSION]

The undersigned hereby elects to convert principal under the Second Amended And Restated Convertible Promissory Note dated July 8, 2019, of XPRESSPA HOLDINGS, LLC, a Delaware limited liability company (the “Company”), promises to pay to B3D, LLC, a North Carolina limited liability company, into shares of common stock (the “Common Stock”), of the Company’s Parent XpresSpa Group, Inc., a Delaware corporation (the “Parent”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by Parent in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock. Conversion calculations:

Date to Effect Conversion: ____________________________

Principal Amount of Note to be Converted: $__________________

Accrued Interest to be Converted, if any: $______________

Conversion Price: $_________________

Number of shares of Common Stock to be issued: ______________

Signature: _________________________________________

Name: ____________________________________________

Address for Delivery of Common Stock Certificates: __________
_____________________________________________________
Or
DWAC Instructions: _________________________________

Broker No:_____________
Account No: _______________